Exhibit 10.1

THE PROVIDENT BANK

AMENDED AND RESTATED NON-QUALIFIED SUPPLEMENTAL

DEFINED CONTRIBUTION PLAN

Amended and Restated as of January 1, 2010

THE PROVIDENT BANK

NON-QUALIFIED SUPPLEMENTAL

DEFINED CONTRIBUTION PLAN

1.	Purpose

This Non-Qualified Supplemental Defined Contribution Plan (“Plan”) is intended to provide Participants (as defined herein) or their Beneficiaries with the full dollar amount of Employer-provided pension benefits obtainable under The Provident Bank Employee Stock Ownership Plan (“ESOP”) and The Provident Bank 401(k) Plan (“401(k) Plan”) which may not be accrued under said ESOP and/or 401(k) Plan due to the limitations imposed by Sections 415, 402(g), 401(k) and 401(m) of the Internal Revenue Code (the “Code”) and the limitation on includible compensation imposed by Section 401(a)(17) of the Code. The benefits provided under the Plan (as described below) are intended to constitute a deferred compensation plan for “a select group of management or highly compensated employees” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

This Plan is intended to comply with Code Section 409A and any regulatory or other guidance issued under such Section. This Plan was originally effective as of January 1, 2004 and, as amended and restated, is effective as of January 1, 2010.

2.	Definitions

Where the following words and phrases appear in the Plan, they shall have the respective meaning as set forth below unless the context clearly indicates the contrary. Except to the extent otherwise indicated herein, and to the extent inconsistent with the definitions provided below, the definitions contained in the ESOP and 401(k) Plan are applicable under the Plan.

2.1 “Bank” means The Provident Bank.

2.2 “Beneficiary” means the person designated by the Participant under the ESOP or 401(k) Plan, as applicable, to receive benefits in the event of the Participant’s death.

2.3 “Board of Directors” means the Board of Directors of The Provident Bank.

2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

2.5 “Committee” means the Compensation Committee of the Board of Directors of Provident Financial Services, Inc.

2.6 “Company” means Provident Financial Services, Inc.

2.7 “Effective Date” means January 1, 2004.

2.8 “Employee” means an employee of the Employer on whose behalf benefits are payable under the ESOP and/or the 401(k) Plan.

2.9 “Employer” means The Provident Bank with respect to its employees, and any successors by merger, purchase, reorganization or otherwise. If a subsidiary or affiliate of the Employer adopts the Plan, it shall be deemed the Employer with respect to its employees.

2.10 “ERISA” means the Employee Retirement Income Security Act of 1974 as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

2.11 “ESOP” means The Provident Bank Employee Stock Ownership Plan, and any successor thereto.

2.12 “ESOP Account” means the bookkeeping account established under the Plan for each Participant to measure the Participant’s supplemental ESOP benefits.

2.13 “401(k) Account” means the bookkeeping account established under the Plan for each Participant to measure the Participant’s supplemental 401(k) Plan benefits.

2.14 “401(k) Plan” means The Provident Bank 401(k) Plan and any successor thereto.

2.15 “Participant” means an Employee who participates in this Plan pursuant to Section 3.1.

2.16 “Phantom Stock” means the unit of measurement of a Participant’s account hereunder denominated in hypothetical shares of the Company’s Stock. On any measurement date, the Phantom Stock shall have a value equal to the fair market value of the Company’s Stock on such date.

2.17 “Plan” means The Provident Bank Non-Qualified Supplemental Defined Contribution Plan, as set forth herein and as may be amended from time to time.

2.18 “Plan Year” means the period from January 1, 2004 through December 31, 2004, and each January 1 to December 31 thereafter.

2.19 “Stock” means the common stock of the Company, par value $.01 per share.

3.	Participation

3.1 Designation to Participate. An Employee shall be eligible for participation for a Plan Year if:

(a)	he or she is a participant in either the ESOP or the 401(k) Plan, or is eligible to participate in the 401(k) Plan, and his or her compensation recognized for benefit purposes under the ESOP or the 401(k) Plan, as applicable, for the Plan Year is greater than the limit imposed for such Plan Year under section 401(a)(17) of the Code; or

(b)	(i) he or she is a participant in the ESOP and his or her benefits under the ESOP are limited by virtue of the limitation on annual additions under section 415 of the Code and/or (ii) he or she is a participant in the 401(k) Plan and his or her benefits under the 401(k) Plan are limited by virtue of the limitation on annual additions under section 415 of the Code, the limitations on elective deferrals under sections 401(k) or 402(g) of the Code or the limitations on matching contributions under section 401(m) of the Code.

Participation for Employees eligible under section 3.1(a) shall be automatic. Participation for Employees eligible only under section 3.1(b) shall be by designation of the Committee or its designee. The Committee shall prepare, or cause to be prepared, a schedule listing the Participants for each Plan Year, and such schedule shall be conclusive and binding on all interested parties in the absence of manifest error.

3.2 Continuation of Participation. An Employee who has become a Participant shall remain a Participant so long as benefits are payable to or with respect to such Participant under the Plan.

4.	Supplemental ESOP Benefit Requirements and Payments

4.1 Supplemental ESOP Benefits. A Participant shall be entitled to receive as a benefit from this Plan the supplemental ESOP benefit set forth below. In the event of the death of a Participant prior to the commencement of payment of benefits hereunder, the beneficiary of the Participant shall be entitled to receive as a benefit from this Plan an amount equal to 100% of the supplemental ESOP benefit that would have been payable to the Participant at the time of his death. The supplemental ESOP benefit is equal to the balance credited to the Participant’s ESOP Account under the Plan, denominated in shares of Phantom Stock equal to the sum of the difference between “(a)” and “(b),” plus “(c)”, where:

(a)	is the number of shares of Stock that would have been allocated to the account of the Participant under the ESOP, and the earnings thereon (to the extent not taken into account in (c) below), had the limitations of Sections 401(a)(17) and 415(c)(1)(A) and 415(c)(6) of the Code not been applicable;

(b)	is the number of shares of Stock actually allocated to the account of the Participant for the relevant ESOP plan year, and the earnings thereon (to the extent not taken into account in (c) below); and

(c)	is the number of shares of Phantom Stock into which the dividends properly allocable to the Participant’s account under the Plan can be converted, based on the following: each Plan Year, a determination shall be made as to the dividends that would be allocated to such Participant’s account hereunder for such year, based on the shares of Phantom Stock allocated thereto. As of the last day of such Plan Year, the cash dividends so determined shall be converted to shares of Phantom Stock, based on the fair market value of the Company’s Stock on such date.

4.2 Eligibility and Vesting.

(a)	A Participant will be eligible to receive supplemental ESOP benefits only in the event he or she is an Active Participant as that term is defined under the ESOP.

(b)	A Participant shall vest in his or her supplemental ESOP benefits under the same terms and conditions as the benefits provided under the ESOP.

4.3 Incidents of Supplemental ESOP Payments. Benefits under this Section 4 shall be payable to the Participant in a lump sum during the calendar year immediately following the calendar year of the earliest to occur of the Participant’s:

(a)	“Separation from Service” as defined in guidance issued by the Treasury Department;

(b)	disability; “disabled” shall have the meaning set forth in Code Section 409A; or

(c)	death.

Notwithstanding anything in the Plan to the contrary, to the extent required under section 409A of the Code, no payment to be made to a specified employee (within the meaning of section 409A of the Code) on account of his or her Separation from Service shall be made sooner than six (6) months after such Separation from Service, and no payment shall be made to a specified employee within the six (6) months after such Separation from Service by reason of disability (within the meaning of section 409A of the Code), unforeseeable emergency (within the meaning of section 409A of the Code) or Change in Control Event that occurs after such Separation from Service. All payments required to be deferred hereunder shall be deferred to and payable on the first day of the seventh calendar month to begin after such Separation from Service. Pending payment, all such benefits shall continue to be adjusted for earnings and losses in accordance with the terms of the Plan.

4.4 Form of Supplemental ESOP Payments. A Participant’s supplemental ESOP benefits under Section 4.l of this Plan shall be a benefit paid in Stock or, if elected by the Committee in its sole and absolute discretion, in cash. The election of medium of payment shall be conclusive and binding on all interested parties.

5.	Supplemental 401(k) Benefit Requirements and Payments

5.1 Supplemental 401(k) Benefits. A Participant shall be entitled to receive as a benefit from this Plan the supplemental 401(k) benefit set forth below. In the event of the death of a Participant prior to the commencement of payment of benefits hereunder, the beneficiary of the Participant shall be entitled to receive as a benefit from this Plan an amount equal to 100% of the supplemental 401(k) benefit that would have been payable to the Participant at the time of his or her death. The supplemental 401(k) benefit is denominated in dollars as the balance credited to a Participant’s 401(k) Account and computed as follows:

(a)	As of the end of each Plan Year (or such other more frequent dates as the Committee may determine), the Participant’s 401(k) Account shall be credited with a dollar amount equal to the positive difference (if any) between (i) the maximum amount of matching contributions that would be made for the Participant under the 401(k) Plan if the limitations under sections 401(a)(17), 401(k), 401(m), 402(g) and 415 did not apply and (ii) the actual amount of matching contributions actually credited to the Participant under the 401(k) Plan for the corresponding period.

(b)	As of the end of each calendar quarter during the Plan Year (or as of the end of such other periods as the Committee may determine), the Participant’s 401(k) Account shall be credited with interest at an annual rate equal to the bond-equivalent yield on United States Treasury securities (not indexed for inflation) adjusted to a constant maturity of ten (10) years as published by the Federal Reserve in Statistical Release H-15 (or any successor publication of the Federal Reserve) for the first business day of January of the Plan Year, such interest to be applied to the balance credited to the 401(k) Account as of the first day of the crediting period. If the balance credited to the 401(k) Account changes during the interest crediting period, the interest credit for the period shall be equitably adjusted to reflect the change.

5.2 Eligibility and Vesting. A Participant shall vest in his or her supplemental 401(k) benefits under the same terms and conditions as the benefits provided under the 401(k) Plan.

5.3 Incidents of Supplemental 401(k) Payments. Benefits under this Section 5 shall be payable to the Participant in a lump sum during the calendar year immediately following the calendar year of the earliest to occur of the Participant’s:

(a)	“Separation from Service” as defined in guidance issued by the Treasury Department;

(b)	disability; “disabled” shall have the meaning set forth in Code Section 409A; or

(c)	death.

Notwithstanding anything in the Plan to the contrary, to the extent required under section 409A of the Code, no payment to be made to a specified employee (within the meaning of section 409A of the Code) on account of his or her Separation from Service shall be made sooner than six (6) months after such Separation from Service, and no payment shall be made to a specified employee within the six (6) months after such Separation from Service by reason of disability (within the meaning of section 409A of the Code), unforeseeable emergency (within the meaning of section 409A of the Code) or Change in Control Event that occurs after such Separation from Service. All payments required to be deferred hereunder shall be deferred to and payable on the first day of the seventh calendar month to begin after such Separation from Service. Pending payment, all such benefits shall continue to be adjusted for earnings and losses in accordance with the terms of the Plan.

5.4 Form of Supplemental 401(k) Payments. A Participant’s supplemental 401(k) benefits under Section 5.l of this Plan shall be a benefit paid in cash.

6.	Administration of the Plan

6.1 Committee; Duties. This Plan shall be administered by the Committee which shall consist of not less than three (3) persons appointed by the Board of Directors or its designee. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of this Plan, that may arise in connection with the administration of the Plan; provided, however, that any such interpretations, rules and/or regulations shall be consistent with the requirements of Code Section 409A and any Treasury Regulations or other guidance issued thereunder. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under the Plan.

6.2 Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

6.3 Binding Effect of Decisions. The decision or action of the Committee regarding any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

6.4 Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

7.	Claims Procedure

7.1 Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing within thirty (30) days.

7.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a)	the reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b)	a description of any additional material or information required and an explanation of why it is necessary.

(c)	an explanation of the Plan’s claim review procedure.

7.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4 Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

8.	Amendment or Termination

8.1 Amendment of Plan. A majority of the Board of Directors may amend this Plan at any time or from time to time. However, no such amendment shall adversely affect the benefits of the Participant which have accrued prior to such action except to the extent such amendment is necessary to comply with section 409A of the Code and the regulations thereunder.

8.2 Termination of Plan. The Plan shall not be terminated until all benefits payable under the terms of the Plan are either paid or forfeited. Unless permitted under Code Section 409A, the termination of the Plan shall not cause the acceleration of benefits payable hereunder.

9.	Miscellaneous

9.1 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. However, the Employer may elect to fund for the benefits of Participants as described in Section 9.3 below. This Plan will continue to be unfunded for tax purposes and Title I of ERISA even if benefits are funded by the Employer under Section 9.3 below.

9.2 Unsecured General Creditor. The Participant and his or her Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer. Such policies or other assets of the Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs; successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan, Any and all of the Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Employer to pay money in the future.

9.3 Trust Fund. The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

9.4 Nonassignability. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.5 Expenses of Plan. All expenses of the Plan will be paid by the Employer.

9.6 Change in Control of the Company or the Bank. Notwithstanding any other provision herein and except as otherwise provided in the case of a “specified employee” under section 4.3 or 5.3, to the extent permitted under Code Section 409A, there shall become immediately due and payable upon a Change in Control of the Company or the Bank, each Participant’s supplemental ESOP benefit and supplemental 401(k) benefit in a lump sum payment. A “Change in Control” shall mean a change in the ownership or effective control of the Company or Bank, or in the ownership of a substantial portion of the assets of the Company or Bank, as defined in the regulations used by the Treasury Department and/or other guidance issued by the Treasury Department or Internal Revenue Service under Code Section 409A.

9.7 Withholding; Payroll Taxes. The Employer shall withhold from payments made to the Participant from the Plan any taxes required to be withheld from the Participant’s wages for the federal or any state or local government.

9.8 Participation by Subsidiaries and Affiliates. If any employer is now or hereafter becomes a subsidiary or affiliated company of the Employer and its employees participate in the ESOP or the 401(k) Plan, the Board of Directors may authorize such subsidiary or affiliated company to participate in this Plan upon appropriate action by such employer necessary to adopt the Plan.

9.9 Delivery of Elections to Committee. All elections, designation, requests, notices, instructions and other communications required or permitted under the Plan from the Employer, a Participant, Beneficiary or other person to the Committee shall be on the appropriate form, shall be mailed by electronic mail, first-class mail or delivered to such address as shall be specified by such Committee, and shall be deemed to have been given or delivered only upon actual receipt thereof by such Committee at such location.

9.10 Delivery of Notice to Participants. All notices, statements, reports and other communications required or permitted under the Plan from the Employer or the Committee to any Officer, Participant, Beneficiary or other person, shall be deemed to have been duly given when delivered to, or when mailed by electronic mail, first-class mail, postage prepaid, and addressed to such person at this address last appearing on the records of the Committee.

10.	Construction of the Plan

10.1 Construction of the Plan. The provisions of this Plan shall be construed, regulated, and administered according to the laws of the State of New Jersey, to the extent not superseded by Federal law.

10.2 Counterparts. This Plan has been established by the Employer in accordance with the resolutions adopted by the Board of Directors and may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute one instrument, which may be sufficiently evidenced by any one counterpart.

10.3 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

10.4 Effect of Restatement. The provisions set forth herein take effect (a) as of any date prior to January 1, 2009 on which effectiveness is required in order to comply with section 409A of the Code and the regulations thereunder and (b) in all other cases, on January 1, 2010. The Plan set forth herein shall only apply to individuals who first become Participants and accrue benefits after the date on which the Plan is adopted by the Company.

[signature page follows]

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan by the Employer, it has caused the same to be signed by its Officer duly authorized, and its corporate seal to be affixed this 27th day of May, 2010.

ATTEST:		THE PROVIDENT BANK

By:	/s/ Mary Louise Festa	By:	/s/ Janet D. Krasowski
	Mary Louise Festa	Name:	Janet D. Krasowski
		Title:	Senior Vice President